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Exhibit 99.1

For Immediate Release

Contact:	Carrie Doyle 312-580-4685 (investors) Derrell Carter 314-746-1321 (media) www.smurfit-stone.com

JEFFERSON SMURFIT CORPORATION (U.S.) TO PURSUE
$700 MILLION PRIVATE PLACEMENT OF SENIOR NOTES

        CHICAGO, September 6, 2002—Smurfit-Stone Container Corporation today announced that Jefferson Smurfit Corporation (U.S.), an indirect wholly-owned subsidiary of Smurfit-Stone, is pursuing through a private placement the issuance of $700 million of Senior Notes due 2012.

        The Notes will be guaranteed by JSCE, Inc., a wholly-owned subsidiary of Smurfit-Stone and the sole stockholder of Jefferson Smurfit Corporation (U.S.), and will rank equally with all of Jefferson Smurfit Corporation (U.S.)'s other senior unsecured indebtedness.

        Proceeds from the issuance of the Notes (after deduction of discounts and commissions, fees and other expenses associated with the sale of the Notes) will be used to repurchase up to $500 million aggregate principal amount of Jefferson Smurfit Corporation (U.S.)'s outstanding 9.75% Senior Notes due 2003 and to pay related tender fees and premiums (including consent payments). Jefferson Smurfit Corporation (U.S.) expects to use the remaining proceeds to fund a portion of the purchase price relating to the previously-announced acquisition of the Stevenson, Alabama mill from MeadWestvaco Corporation.

        The Notes are being offered and sold only to qualified institutional buyers in reliance on Rule 144A under the Securities Act of 1933, as amended (the "Securities Act"). The Notes will not be registered under the Securities Act and, unless so registered, may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. Jefferson Smurfit Corporation (U.S.) has agreed that after the issuance of the Notes it will file a registration statement relating to an exchange offer for the Notes under the Securities Act. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of the Notes in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

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        Smurfit-Stone Container Corporation (Nasdaq: SSCC) is the industry's leading integrated manufacturer of paperboard- and paper-based packaging. Smurfit-Stone is a leading producer of containerboard, including white top linerboard and recycled medium; corrugated containers; multiwall bags; clay-coated recycled boxboard; and is the world's largest paper recycler. In addition, Smurfit-Stone is a leading producer of solid bleached sulfate, folding cartons, paper tubes and cores, and labels. The company operates approximately 300 facilities worldwide and employs approximately 38,500 people.

        This press release contains statements relating to future results, which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those projected as a result of certain risks and uncertainties, including but not limited to changes in general economic conditions, continued pricing pressures in key product lines, seasonality and higher recycled fiber costs, as well as other risks and uncertainties detailed from time to time in the Company's Securities and Exchange Commission filings.

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  Exhibit 99.1